Exhibit 4.24

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September September 20, 2016, by and among Bloom Energy Corporation, a Delaware corporation (the “Company”), as issuer, Rye Creek LLC, a Delaware limited liability company (the “Guarantor”), as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

WHEREAS, Company and Guarantor previously executed and delivered to the Trustee and the Collateral Agent an Indenture (the “Indenture”), dated as of December 15, 2015, providing for the issuance of 5.0% Convertible Senior Secured PIK Notes due 2020 (the “Notes”);

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company and the Trustee may, with the consent of Holders of at least the Minimum Principal Amount of Notes (the “Required Holders”) then outstanding, from time to time amend or supplement the Indenture to change the provisions thereof; and

WHEREAS, the Company has obtained the consent of the Required Holders to change the provisions of the Indenture as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Modification.

a.	Section 1.01 shall be amended by deleting the definition of “Minimum Principal Amount” and replacing it with the following:

““Minimum Principal Amount” means (a) from September 20, 2016 through March 31, 2017, at least 75% in aggregate principal amount of the Notes outstanding and (b) on and after April 1, 2017, (i) if no one Holder (or if the Notes are held in global form, an owner of a beneficial interest in the Global Note) owns more than 50% in aggregate principal amount of the Notes, then at least a majority in aggregate principal amount of the Notes then outstanding and (ii) in all other cases, at least 60% in aggregate principal amount of the Notes then outstanding.”

b.	Section 2.10 is hereby amended and restated in its entirety to read as follows:

“Additional Notes; Repurchases. The Company may, without the consent of the Holders and notwithstanding Section 2.01, reopen this Indenture and issue Additional Notes hereunder with the same terms as the Notes initially issued hereunder (except for any differences in issue date, issue price and interest accrued, if any) in an aggregate principal amount that, when taken together with the Initial Notes and all other Additional Notes (for the avoidance of doubt, not including any PIK Notes), in each case, then outstanding, does not exceed $260,000,000; provided that if any such Additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax and securities law purposes, such Additional Notes shall have a separate CUSIP number (if any) to the extent any Notes initially issued hereunder in the form of a Physical Note have been exchanged for a beneficial interest in a Global Note pursuant to Section 2.05(b). Prior to the issuance of any such Additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to provide, in addition to those matters required by Section 18.05, that the Additional Notes have been duly authorized by the Company and are enforceable against the Company in accordance with their terms, subject to customary exceptions, including for bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law, and such other items as the Trustee may reasonably request. In addition, the Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation in accordance with Section 2.08, and such Notes shall no longer be considered outstanding hereunder upon their repurchase.”

c.	Section 4.10(b) is hereby amended and restated in its entirety to read as follows:

“(b) If, and for so long as, the restrictive legend on any Notes has not been removed, such Notes are assigned a restricted CUSIP number or such Notes are not eligible for resale under Rule 144 under the Securities Act (without restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes) by Holders other than Affiliates of the Company or Holders that were Affiliates of the Company at any time during the three months preceding as of the later of (i) the 375th day after the last date of original issuance of such Notes (with any PIK Notes deemed to have been issued on the date the underlying Note was originally issued) and (ii) 5 Business Days following the consummation of the Company’s first firmly underwritten registered public offering of common stock, the Company shall pay Additional Interest on such Notes at a rate equal to 0.50% per annum of the principal amount of such Notes outstanding until the restrictive legend has been removed from such Notes, such Notes are assigned an unrestricted CUSIP number and such Notes are eligible for resale under Rule 144 under the Securities Act (without restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes) as described above by Holders other than Affiliates of the Company (or Holders that were Affiliates of the Company at any time during the three months preceding).”

d.	Section 17.05(a) is hereby amended and restated in its entirety to read as follows:

(a) The Liens on all Collateral that secure the Notes and the Note Guarantees shall be automatically terminated and released without the need for further action by any Person:

(i) upon the full and final payment and performance of the Company’s and the Guarantors’ respective Obligations under this Indenture, the Notes and the Note Guarantees (other than contingent obligations that have yet to accrue);

(ii) upon satisfaction and discharge of this Indenture as described under Section 3.01; or

(iii) with the written consent of Holders at least (x) from September 20, 2016 through March 31, 2017, at least 75% in aggregate principal amount of the outstanding Notes and (y) on and after April 1, 2017, at least 66-2/3% in aggregate principal amount of the outstanding Notes.

3. Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

4. Indenture. Except as is amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

7. Effect of Headings. The Section headings herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

9. Enforceability. Each of the Company and the Guarantor hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

RYE CREEK LLC

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture – 5.0% Convertible Senior Secured PIK Notes due 2020]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:
Name:
Title:

RYE CREEK LLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

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